Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the reference to our firm under the caption “Experts” in this Registration Statement on Form S-3 and related Prospectus of Holly Energy Partners, L.P. for the registration of 4,312,500 common units and to the incorporation by reference therein of our reports dated February 27, 2013, with respect to the consolidated financial statements of Holly Energy Partners, L.P., and the effectiveness of internal control over financial reporting of Holly Energy Partners, L.P., included in its Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

Dallas, Texas

March 15, 2013